Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Norwood Financial Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.10 par value per share	457(o)	—	—	—	—	—

	Equity	Preferred Stock, no par value	457(o)	—	—	—	—	—

	Equity	Depositary Shares	457(o)	—	—	—	—	—

	Other	Warrants	457(o)	—	—	—	—	—

	Other	Units	457(o)	—	—	—	—	—

	Debt	Debt Securities (3)	457(o)	—	—	—	—	—

	Other	Unallocated (Universal) Shelf	457(o)	—	—	$100,000,000	.00014760	$14,760

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$100,000,000		$14,760

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$14,760
(1)

The amount being registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants and units. The registrant will determine the proposed maximum offering price per unit from time to time in connection with the issuance of securities registered hereunder. There is also being registered hereunder an indeterminate number and/or amount of securities registered hereunder as may be issued upon conversion, exchange, exercise, redemption or settlement, as the case may be, of any other securities registered hereunder that provide for such conversion, exchange, exercise, redemption or settlement. Further, the shares being registered hereunder include, per Rule 416 of the Securities Act, an indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends and similar transactions. Any securities registered hereunder may be offered separately or in combination with the other securities registered hereunder.

(2)

Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) of the rules and regulations of the Securities Act and based upon the maximum aggregate offering price of all securities being registered.

(3)	Debt securities issued under this registration statement may be senior and/or subordinated debt securities of Norwood Financial Corp.